UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2016

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6320 Quadrangle Drive, Suite 360, Chapel Hill, NC		27517
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective September 26, 2016, our wholly owned subsidiary, Cempra Pharmaceuticals, Inc., entered into an amendment to its existing agreement with the Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services (BARDA), for the evaluation and development of our lead product candidate solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens, specifically anthrax and tularemia.

The amendment increases the funding for the third option work segment of the BARDA agreement, which was initiated in February 2016 to fund a Phase 2/3 study of intravenous, oral capsule and oral suspension formulations of solithromycin in pediatric patients from newborn to 17 years with community acquired bacterial pneumonia. The increase is in the amount of $8.0 million and is to be applied to increased manufacturing work related to the development of a second supply source for solithromycin. The amendment raises the value of the third option work segment to approximately $33.5 million. The estimated period of performance for this option work segment remains running through May 2018, as previously reported.

The description of the amendment to the agreement with BARDA provided above is qualified in its entirety by reference to the full and complete terms contained in the amended agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 8.01	Other Events.

On September 29, 2016, we issued a press release announcing interim results of our exploratory Phase 2 study of solithromycin in nonalcoholic steatohepatitis patients. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated September 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: September 30, 2016	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer